EXHIBIT 12.1

Alberto Culver Company

Ratio of Earnings to Fixed Charges

(In thousands)	Nine Months Ended June 30,				Year Ended September 30,
	2009		2008		2008		2007		2006	2005		2004
Earnings:
Income (loss) from continuing operations before income taxes	$141,144		125,375		$170,807		100,782		91,006	79,016		(7,923)
Minority interest in earnings of consolidated subsidiaries	249		1,915		1,938		1,269		801	980		799
Amortization of previously capitalized interest	26		8		13		—		—	—		—
Interest expense and amortization of debt discount, fees and expenses	504		5,207		5,394		8,381		8,605	8,628		24,049
Interest included in rental expense	3,698		3,347		4,931		4,463		3,893	3,912		3,654
Interest capitalized during the period	—		—		(913)		(228)		—	—		—

Total earnings	$145,621		135,852		$182,170		114,667		104,305	92,536		20,579

Fixed charges:
Interest expense and amortization of debt discount, fees and expenses	$504		5,207		$5,394		8,381		8,605	8,628		24,049
Interest included in rental expense	3,698		3,347		4,931		4,463		3,893	3,912		3,654

Total fixed charges	$4,202		8,554		$10,325		12,844		12,498	12,540		27,703

Ratio of earnings to fixed charges	34.7	(1)	15.9	(2)	17.6	(3)	8.9	(4)	8.3	7.4	(5)	0.7	(6)

(1)	The earnings used to calculate the ratio of earnings to fixed charges includes restructuring and other expenses of $5.3 million.

(2)	The earnings used to calculate the ratio of earnings to fixed charges includes restructuring and other expenses of $9.6 million.

(3)	The earnings used to calculate the ratio of earnings to fixed charges includes restructuring and other expenses of $11.2 million.

(4)	The earnings used to calculate the ratio of earnings to fixed charges includes restructuring and other expenses of $33.1 million.

(5)	The earnings used to calculate the ratio of earnings to fixed charges includes a $10.0 million non-cash charge related to the conversion to one class of common stock.

(6)	The earnings used to calculate the ratio of earnings to fixed charges includes a $56.0 million non-cash charge related to the conversion to one class of common stock, a $10.1 million gain from the sale of the company’s Indola European professional business and a $12.6 million charge related to the early redemption of the company’s $200 million of 8.25% senior notes.